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                                                                   EXHIBIT 10(V)

                      FIRST AMENDMENT TO CREDIT AGREEMENT

     THIS FIRST AMENDMENT TO CREDIT AGREEMENT (this "First Amendment") dated as of March 19, 1999 ("First Amendment Effective Date"), is by and among PENNZENERGY COMPANY, a Delaware corporation formerly known as Pennzoil Company (the "Borrower"), CHASE BANK OF TEXAS, NATIONAL ASSOCIATION, individually, as the Issuing Bank and as Administrative Agent, and the Lenders (as hereinafter defined) signatories hereto.

                             PRELIMINARY STATEMENTS

          1. The Borrower entered into a Credit Agreement dated as of November 17, 1998 (the "Credit Agreement"), among the Borrower, Chase Bank of Texas, National Association, individually, as an Issuing Bank and as Administrative Agent, and the financial institutions parties thereto (the "Lenders"). Capitalized terms used but not otherwise defined herein shall have the meanings assigned such terms in the Credit Agreement.

          2. The Borrower has requested that certain provisions of the Credit Agreement be modified and amended.

          3. The Borrower, the Administrative Agent, and the Lenders have agreed to amend the Credit Agreement on the terms and conditions contained herein.

                                   AGREEMENT

     In consideration of the premises and the mutual covenants contained herein and in the Credit Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

     SECTION 1. Amendment of Section 1.01 of the Credit Agreement. Section 1.01 of the Credit Agreement is hereby amended by adding the following new definitions thereto:

     (a) immediately following the definition of "ABR" contained in Section
1.01:

          "Adjusted EBITDAX" means, as to the Borrower and its Restricted Subsidiaries on a consolidated basis and for any period, without duplication, the amount equal to net income determined in accordance with GAAP, plus to the extent deducted from net income, (a) Interest Expense,
     (b) depreciation, depletion or amortization, (c) total oil and gas exploration expenses, including, without limitation, dry-hole costs, (d) other non-cash expenses, (e) for the Rolling Periods ending on and prior to December 31, 1999 only, one-time investment banking and legal fees incurred in 1998 and one-time costs and fees incurred in connection with the Borrower's corporate restructuring that concluded as of December 1998, in the aggregate not to exceed $28,000,000, (f) income and state franchise tax expenses, and (g) income from discontinued operations; provided, that, (i) extraordinary gains or losses for any such period, (ii) any and all dividends received by the Borrower with respect to the common stock of Chevron Corporation owned by the Borrower, and (iii) any gains or losses generated from the sale or exchange of marketable securities held by the Borrower or its Restricted Subsidiaries shall not be included in Adjusted EBITDAX.

     (b) immediately following the definition of "Adjusted LIBO Rate" contained in Section 1.01:

          "Adjusted Total Debt" shall mean, as of the date of determination, all Funded Indebtedness of the Borrower and its Restricted Subsidiaries, without duplication, excluding, however, (a) the Indebtedness evidenced by the 4.90% Exchangeable Senior Debentures due August 15, 2008 issued pursuant to that certain Third Supplemental Indenture dated as of August 3, 1998 by and between the Borrower and Chase Bank of Texas, National Association, as trustee, as amended from time to time, (b) the 4.95%
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     Exchange Senior Debentures due August 15, 2008 issued pursuant to that certain Fourth Supplemental Indenture dated as of August 3, 1998 by and between the Borrower and Chase Bank of Texas, National Association, as trustee, as amended from time to time, and (c) cash and short-term marketable securities with an A2/P2 rating or higher from S&P, Moody's or Duff & Phelps or the equivalent thereof held by the Borrower and its Restricted Subsidiaries in excess of the sum of $10,000,000, the total Committed Credit Exposure of all Lenders and the aggregate principal amount of commercial paper supported by the availability of Loan proceeds.

          "Adjusted Total Debt Leverage Ratio" shall mean on any day, the ratio of (a) Adjusted Total Debt as of the date of determination to (b) Adjusted EBITDAX for the Rolling Period ending on the most recent Quarterly Date as of the date of determination.

     (c) immediately following the definition of "Control" contained in Section 1.01:

          "Current Information" shall mean, as of any day, the financial statements and other related information for any applicable period most recently required to be delivered to the Administrative Agent pursuant to Sections 5.01(a), 5.01(b) and 5.01(c).

     (d) immediately following the definition of "Financial Officer" contained in Section 1.01:

          "First Amendment" shall mean the First Amendment to Credit Agreement dated as of the First Amendment Effective Date among the Borrower and the Administrative Agent on behalf of the Lenders.

          "First Amendment Effective Date" shall mean March 19, 1999.

     (e) immediately following the definition of "Foreign Lender" contained in
Section 1.01:

          "Funded Indebtedness" shall mean, as to any Person, without duplication, (a) all Indebtedness for borrowed money, all obligations evidenced by bonds, debentures, notes, or other similar instruments, (b) all Capital Lease Obligations, (c) all Guarantees of Funded Indebtedness for which demand has been made for payment and (d) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrower.

     (f) immediately following the definition of "Interest Election Request" contained in Section 1.01:

          "Interest Expense" shall mean, as to the Borrower and its Restricted Subsidiaries on a consolidated basis and for any period, without duplication, total interest expenses, whether paid or accrued as liabilities (including the interest component of Capital Lease Obligations), with respect to all outstanding Indebtedness, including, without limitation, all commissions, discounts and other fees and charges owed with respect to any financing or letters of credit to the extent that such costs are included within interest expense under GAAP, plus the net amount payable (or minus the net amount receivable) under interest rate protection agreements during such period.

     (g) immediately following the definition of "Prior Credit Facility" contained in Section 1.01:

          "Quarterly Date" shall mean the last day of each March, June, September and December in each year.

     (h) immediately following the definition of "Revolving Loan Maturity Date" contained in Section 1.01:

          "Rolling Period" means any period of four consecutive fiscal quarters of the Borrower.

     SECTION 2. Amendment of Existing Terms in Section 1.01 of the Credit Agreement.

     (a) The definition of "Agreement" contained in Section 1.01 of the Credit Agreement is hereby amended to read in its entirety as follows:

          "Agreement" shall mean this Credit Agreement, as amended by the First Amendment and as further amended, modified or supplemented from time to time.

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     (b) The definition of "Applicable Rate" contained in Section 1.01 of the
Credit Agreement is hereby amended to read in its entirety as follows:

          "Applicable Rate" shall mean, for any day after the First Amendment Effective Date, with respect to (a) the facility fees payable hereunder, a rate per annum equal to 0.20%, and (b) any Eurodollar Revolving Loan or any Eurodollar Term Loan, a rate per annum equal to the applicable per annum percentage set forth at the appropriate intersection in the table shown below, based on the Adjusted Total Debt Leverage Ratio for the Rolling Period ending on the most recent Quarterly Date with respect to which the Borrower is required to deliver the Current Information:

                                                               APPLICABLE RATE
ADJUSTED TOTAL DEBT LEVERAGE RATIO                               PERCENTAGE
----------------------------------                             ---------------
Less than or equal to 3.5:1.0...............................         .80%
Greater than 3.5:1.0........................................        1.05%

     In each case, each change in the Applicable Rate for Eurodollar Loans based on a change in the Current Information shall be effective on the date on which the Current Information is received by the Administrative Agent and shall remain in effect until the next change to be effected pursuant to this paragraph. Notwithstanding the foregoing, if at any time the Borrower fails to deliver Current Information on or before the date required pursuant to Section 5.01 (without regard to grace periods), the Applicable Rate for Eurodollar Loans will be 1.05% from the date such Current Information is due pursuant to Section 5.01 (without regard to grace periods) through the date the Administrative Agent receives all Current Information then due pursuant to Section 5.01.

     SECTION 3. Deletion of Existing Terms in Section 1.01 of the Credit Agreement. Section 1.01 of the Credit Agreement is hereby amended by deleting the following terms "Adjusted Consolidated Tangible Net Worth," "Consolidated Tangible Net Worth" and "Index Debt."

     SECTION 4. Amendment of Section 5.01(c) of the Credit Agreement. Section 5.01(c) of the Credit Agreement is hereby amended to read in its entirety as follows:

          (c) concurrently with any delivery of financial statements under clause (a) or (b) above, a certificate of a Financial Officer of the Borrower certifying (i) as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto and (ii) the Borrower's calculations of the Adjusted Total Debt Leverage Ratio for the Rolling Period related to the information contained in such financial statements;

     SECTION 5. Amendment of Section 5.10 of the Credit Agreement. Section 5.10 of the Credit Agreement is hereby deleted in its entirety.

     SECTION 6. Amendment of Article VI of the Credit Agreement. Article VI of the Credit Agreement is hereby amended by adding a new Section 6.06 to read in its entirety as follows:

          Section 6.06 Adjusted Total Debt Leverage Ratio. The Borrower will not permit the Adjusted Total Debt Leverage Ratio to exceed 3.75:1.00

     SECTION 7. Limitations. The amendments set forth herein are limited precisely as written and shall not (a) be deemed to be a consent to, or a waiver or modification of, any other term or condition of the Credit Agreement or (b) except as expressly set forth herein, prejudice any right or rights which the Lenders may now have or may have in the future under or in connection with the Credit Agreement or any of the other documents or instruments referred to therein. Except as expressly modified hereby or by express written amendments thereof, the Credit Agreement and each of the other documents and instruments executed in connection with any of the foregoing are and shall remain in full force and effect. In the event of a conflict between this First Amendment and any of the foregoing documents, the terms of this First Amendment shall be controlling.

     SECTION 8. Conditions Precedent and Effectiveness. This First Amendment shall not be effective unless and until the Administrative Agent shall have received the following items, each in form and substance

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satisfactory to the Administrative Agent: (i) this First Amendment has been executed and delivered by the Required Lenders to the Administrative Agent and
(ii) this First Amendment has been executed and delivered by the Borrower to the Administrative Agent.

     SECTION 9. Representations and Warranties. The Borrower hereby represents and warrants to the Administrative Agent and each of the Lenders that (a) except as affected by the transactions contemplated in the Credit Agreement and this First Amendment, each of the representations and warranties made by the Borrower in or pursuant to Credit Agreement is true and correct in all material respects as of the First Amendment Effective Date, as if made on and as of such date, except for any representations and warranties made as of a specified date, which are true and correct in all material respects as of such specified date and (b) no Default or Event of Default has occurred and is continuing as of the First Amendment Effective Date.

     SECTION 10. Adoption, Ratification and Confirmation of Credit Agreement. Each of the Borrower, the Administrative Agent and each of the Lenders signatories hereto hereby adopts, ratifies and confirms the Credit Agreement, as amended hereby, and acknowledges and agrees that the Credit Agreement, as amended hereby, is and remains in full force and effect.

     SECTION 11. Payment of Expenses. The Borrower agrees, whether or not the transactions contemplated hereby shall be consummated, to reimburse and save and hold the Administrative Agent harmless from and against liability for the payment of all reasonable out-of-pocket costs and expenses arising in connection with the preparation, execution, delivery, amendment, modification, waiver and enforcement of, or the preservation of any rights under this First Amendment, including, without limitation, the reasonable fees and expenses of any local or other counsel for the Administrative Agent, and all stamp taxes (including interest and penalties, if any), recording taxes and fees, filing taxes and fees and other charges which may be payable in respect of, or in respect of any modification of, the Credit Agreement. The provisions of this Section shall survive the termination of the Credit Agreement and the repayment of the Loans.

     SECTION 12. Governing Law. THIS FIRST AMENDMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK (INCLUDING SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATION LAW, OR ANY SIMILAR SUCCESSOR PROVISIONS THERETO, BUT EXCLUDING ALL OTHER CONFLICT-OF-LAWS RULES) AND TO THE EXTENT CONTROLLING, LAWS OF THE UNITED STATES OF AMERICA.

     SECTION 13. Descriptive Headings, Etc. The descriptive headings of the several sections of this First Amendment are inserted for convenience only and shall not be deemed to affect the meaning or construction of any of the provisions hereof.

     SECTION 14. Entire Agreement. This First Amendment and the documents referred to herein represent the entire understanding of the parties hereto regarding the subject matter hereof and supersede all prior and contemporaneous oral and written agreements of the parties hereto with respect to the subject matter hereof.

     SECTION 15. Counterparts. This First Amendment may be executed in any number of counterparts (including by telecopy) and by different parties on separate counterparts and all of such counterparts shall together constitute one and the same instrument.

                               [signature blocks]

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